FORM 3               U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

            Rector                           Crickett               Lee
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   (Last)                            (First)              (Middle)

            1208 - A Shelley Avenue
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                                    (Street)

            Austin                 TX                     78703
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

            October 18, 2002
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Issuer Name and Ticker or Trading Symbol

            Torchmail Communications,Inc.(TCHM)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)

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6.   If Amendment, Date of Original (Month/Day/Year)

_______NA_______________________________________________________
       --
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
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    3. Ownership Form: 2. Amount of Securities Direct (D) or 1. Title of Security Beneficially Owned Indirect (I)
 4. Nature of Indirect Beneficial Ownership
 (Instr. 4) (Instr. 4) (Instr. 5) (Instr. 4)

1 Common Stock Par Value $.001  2) 100  3) D____________________________________________________________________________
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1)Common Stock Par Value $.001  2) 1,508,617 3) I 4) Officer, Director  and Major Shareholder of Corporation owning the Shares
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the Form is filed by more than one Reporting Person, see Instruction
   5(b)(v).




FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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 5. Owner- 3. Title and Amount of Securities ship Underlying Derivative Security Form of 2.
Date Exercisable (Instr. 4) Derivative and Expiration Date
4. Conver- Security: (Month/Day/Year) Amount sion or
       Direct 6. Nature of or Exercise
 (D) or Indirect Date Expira- Number Price of Indirect Beneficial 1. Title of
 Derivative Exer- tion of Derivative (I) Ownership Security (Instr. 4) cisable Date Title Shares Security (Instr. 5)
 NONE --------------------------------------------------------------------------------------
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Explanation of Responses:

(1)The filing of this statement shall not be construed as an admission that the undersigned is, for the purpose of Section 16 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of these securities.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.


 By: /s/ Crickett Rector                        October 31, 2002
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    Name: Crickett Rector                             Date
              Title:
                                ** Signature of Reporting Person



     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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